UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2008

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-33488	20-8995389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

Marshall & Ilsley Corporation (the “Company”) has entered into a capital support agreement (the “CSA”) with the M&I Employee Benefit Stable Principal Fund (the “SPF”), a collective investment fund for which Marshall & Ilsley Trust Company N.A. (“M&I Trust”) serves as trustee.  Under the terms of the CSA, the Company would be required to contribute capital to the SPF, under certain specific and defined circumstances, in an amount not to exceed $60.0 million in the aggregate.  The Company is only required to contribute capital to the SPF upon the exhaustion of a separate capital support agreement previously entered into by M&I Trust, whereby M&I Trust is required to contribute capital to the SPF, under certain specific and defined circumstances, in an amount not to exceed $30.0 million in the aggregate.  The CSA expires December 31, 2008 and contains terms that provide for three month renewals with all of the significant terms, including maximum contribution limits, remaining unchanged.  The primary reason the CSA was necessary was related to the indirect exposure of the SPF through a securities lending program to the recent volatility in the fixed income securities markets.  The Company believes the volatility in the fixed income markets is primarily liquidity driven, and the fixed income securities to which the SPF has indirect exposure are of high quality and present a relatively low risk of default.  To date, no contributions have been made under the CSA or under the capital support agreement provided by M&I Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2008	MARSHALL & ILSLEY CORPORATION

By: /s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, Chief Administrative Officer and General Counsel

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